EXHIBIT 23.1


                        CONSENT OF INDEPENDENT AUDITORS


     We consent to the reference to our firm under the caption "Experts" and to the use of our reports dated February 24, 1999, except for Note 20(c), as to which the date is March 12, 1999, and March 26, 1999 on the consolidated financial statements and financial statement schedules of The Chubb Corporation, incorporated by reference in the Proxy Statement of Executive Risk Inc. which is referred to and made a part of this Post-Effective Amendment No. 1 to the Registration Statement (Form S-4 No. 333-73073) and Prospectus of The Chubb Corporation for the registration of 16,197,695 shares of its common stock.


                                              /s/ ERNST & YOUNG LLP



New York, New York
June 16, 1999